Exhibit 99.1

Agilent Technologies Announces Pricing of $850 Million of Senior Notes

SANTA CLARA, Calif., March 3, 2021 – Agilent Technologies, Inc. (NYSE: A) today announced the pricing of an underwritten, registered public offering of a series of its senior notes in an aggregate principal amount of $850 million. The offering is being conducted under an automatic shelf registration statement on file with the Securities and Exchange Commission. The notes will mature in March 2031 and will bear interest at an annual rate of 2.300 percent. The offering is expected to close on March 12, 2021, subject to the satisfaction of customary closing conditions.

The estimated net proceeds of the offering are expected to be approximately $841.1 million. Agilent intends to use the net proceeds from the offering to fund the redemption of its 3.200% senior notes due 2022 (the “2022 notes”), to pay down borrowings under its commercial paper program and for general corporate purposes.

Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers.

Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from:

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Email: barclaysprospectus@broadridge.com

Telephone: 1-888-603-5847

Citigroup Global Markets Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: 1-800-831-9146

Email: prospectus@citi.com

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

Attn: Prospectus Department

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: 1-866-803-9204

Electronic copies of the prospectus supplement and accompanying prospectus are or will be available for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release also does not constitute a notice of redemption under the indenture governing the 2022 notes.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in life sciences, diagnostics, and applied chemical markets, delivering insight and innovation toward improving the quality of life. Agilent instruments, software, services, solutions, and people provide trusted answers to customers’ most challenging questions.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws, including with respect to the closing of Agilent’s senior notes offering and the anticipated use of the net proceeds therefrom, including the redemption of its 2022 notes. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements are subject to significant risks and uncertainties, including, without limitation, risks and uncertainties related to economic, market or business conditions and satisfaction of customary closing conditions related to the public offering. No assurance can be given that the securities offering discussed above will be consummated on the terms described or at all. Except as required by law, Agilent expressly disclaims any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

Investor Contact:

Ankur Dhingra

+1 408 345 8948

ankur_dhingra@agilent.com